Exhibit 10.9

[Newgistics Letterhead]

February 11, 2010

Mr. Todd Everett

11517 Hollister Drive

Austin, Texas 78739

Re:	Promotion to Vice President, Operations

Dear Todd:

I am pleased to offer you the position of Vice President, Operations with Newgistics, Inc. (the “Company”) effective Thursday, February 11, 2010. As the Vice President, Operations, you will receive a bi-weekly base salary in the amount of eight thousand one hundred and fifty-three dollars ($212,000 annualized) paid in accordance with the Company’s regular payroll practices. In addition to your base salary, you will participate in the 2010 Newgistics Bonus Program that provides a bonus of 50% of base salary based upon the achievement of the organization’s financial objectives. All benefit programs remain as they currently exist.

Subject to approval of the Company’s Board of Directors, the Company shall grant you upon this promotion, an option to purchase 3,500,000 shares of the Company’s Common Stock (the “Option”) in accordance with the terms of the Company’s 2000 Stock Option/Stock Issuance Plan (the “Plan” and together with any related option documents, the “Plan Documents”). The Option will vest over four years beginning on your promotion date according to the following vesting schedule: 25% will vest upon your completion of 12 months of employment measured from your promotion date, with the remainder to vest in a series of 36 successive equal monthly installments upon your completion of each additional month of employment. The exercise price for the Option shall be equal to the fair market value of the Company’s Common Stock on the date that such Option is granted by the Board of Directors.

If the Company terminates your employment for any reason other than for Cause (as such term is defined below), you will receive salary continuation based upon your current annual salary at the time of termination plus continuation of your employee benefits (such as medical, dental, etc. but excluding the vesting of your outstanding stock options) (collectively the “Severance Payments”) for the shorter of (i) six months or (ii) until you accept another position as an employee, consultant or independent contractor. By signing this offer letter, you agree to make a good faith effort to seek other employment while receiving the Severance Payments, to keep the Company informed of your efforts to seek other employment, and to notify the Company immediately if you accept other employment. The Severance Payments will be subject to statutory deductions and withholdings and will be paid in accordance with the Company’s normal payroll practices. Your right to receive the Severance Payments is contingent upon your execution of a satisfactory general release of all claims in favor of the Company. You will not receive any other compensation if your employment is terminated without Cause.

Notwithstanding the above paragraph, your employment with the Company is at-will, which means that your employment with the Company is for no specific period of time and may be terminated by the Company or you at any time, with or without prior notice and with or without Cause. This is the full and complete agreement between you and the Company with respect to this term of employment, and it supercedes any prior representations or agreement, whether written or oral, concerning your term of employment with the Company. The at-will nature of your employment may only be altered by written agreement signed by the Company’s Chief Executive Officer.

As used herein, “Cause” means termination based on (i) your conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony); (ii) your substance abuse that in any manner materially interferes with the performance of your duties; (iii) your failure or refusal to perform your duties or to follow the lawful and proper directives of the Chief Executive Officer that are within the scope of your duties; provided, however, that the Company first notifies you in writing stating that such failure or refusal is grounds for termination for Cause and you fail to cure the conduct within 30 days of receiving such written notice; (iv) your material breach of the Company’s Confidentiality, Proprietary Information and Inventions Agreement; (v) gross misconduct by you that materially damages the Company; or (vi) your indictment for a felony violation of the federal securities laws.

Should you resign from your employment with the Company, or in the event that your employment with the Company is terminated for Cause or as a result of your death or a failure to perform the essential functions of your duties, with or without reasonable accommodation, for a period of not less than 90 days, due to a mental or physical illness or incapacity “Disability”) you will not be eligible for the Severance Payments, or any other compensation.

Your promotion pursuant to this offer is contingent on your execution of the attached Confidentiality, Proprietary Information and Inventions Agreement.

This letter, and the attachments hereto, sets forth the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral. Any modification to this agreement, other than the provisions regarding at-will employment which may only be altered by written agreement signed by the Company’s Chief Executive Officer, shall be in writing, signed by you and a duly authorized officer of the Company. This agreement shall be construed and interpreted in accordance with the laws of the state of Texas.

You agree that any legal or equitable claims or disputes between you and the Company, including but not limited to, those arising out of or in connection with your employment, separation from employment, or this offer letter, excluding a suit for injunctive relief, will be resolved exclusively by binding arbitration. The arbitration proceedings will be conducted in Austin, Texas in accordance with the Employment Dispute Resolution Rules of the American

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Arbitration Association in effect at the time a demand for arbitration is made. One arbitrator shall be used and shall be chosen by mutual agreement of the parties. The arbitrator shall issue a written decision and award stating the reasons therefore. The decision and award shall be final and binding on both parties, their heirs, executors, administrators, successors, and assigns. The arbitration filing fee and the costs and expenses of the arbitrator shall be borne evenly by the parties. It is the intention of the parties that this agreement shall be enforceable under the Federal Arbitration Act, the Texas General Arbitration Act, and at common law. The prevailing party in arbitration may be awarded attorney’s fees by the arbitrator.

If this offer is acceptable to you, please sign one of the originals of this letter, the Confidentiality, Proprietary Information and Inventions Agreement and return them to Suzin Barnes.

On behalf of all of us at Newgistics, I heartily congratulate you on your promotion to this new position. You have worked hard for this recognition and I am confident that your skills and talents will be integral in helping Newgistics achieve the goals we have set for the future. If you have any questions regarding this offer letter, please call me at 512-225-6000.

Sincerely,

Newgistics, Inc.
By:	/s/ William J. Razzouk
William J. Razzouk
CEO and President, Newgistics, Inc.

I have read and understand the terms of the offer set out above. As indicated by my signature below, I accept this employment offer as outlined above. No further commitments were made to me as a condition of employment.

/s/ Todd Everett
Todd Everett

February 12, 2010
Date

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Confidentiality, Proprietary Information and Inventions Agreement

In consideration of my employment by Newgistics, Inc. (the “Company”), the Company’s promise to disclose to me its confidential and proprietary information (as defined below), the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. Recognition of Company’s Rights; Nondisclosure.

Throughout my employment by the Company, the Company shall disclose to me, and I will be given access to and utilize, certain confidential and proprietary information that is available only to the Company (defined in more detail below and referred to in this Agreement as “Proprietary Information”). At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information, except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless the President or the Board of Directors of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, ideas, processes, formulas, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the Company and that were learned or discovered by me during the term of my employment with the Company, (hereinafter, included Proprietary Information is collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers that were learned or discovered by me during the term of my employment with the Company; and (c) information regarding the skills and compensation of other employees of the Company.

2. Third Party Information. I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an executive officer of the Company in writing.

3. Assignment of Inventions.

3.1 I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.

3.2 I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). Inventions assigned to the Company by this Section 3 are hereinafter referred to as “Company Inventions.”

3.3 This Section 3 shall not apply to an Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

4. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, I will disclose all patent applications filed by me during the three (3) years after termination of my employment with the Company.

6. Prior Inventions. Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.

7. Other Activities; Non-Competition; Non-Solicitation.

7.1 I acknowledge and agree that the Company is engaged in the business of small parcel shipping and USPS based mail processing solutions. (“Business of the Company”). I further recognize that because there is a limited market for the types of services performed by the Company, the Company faces a legitimate and significant potential for injury from competition by former employees working for competitors of the Company or working in a competitive capacity.

7.2 During the term of my employment with the Company, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in the Business of the Company in the State of Texas, or in any other state in the United States, or in any country in the world, nor shall I engage in any other activities that conflict with my obligations to the Company.

7.3 In consideration of the premises hereof and in further consideration of the Company’s promise to disclose to me confidential and Proprietary Information, and trade secrets of the Company, and the Company’s promise to provide me with immediate specialized training, and the experience I will gain throughout my employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree that for a period of one (1) year after the date that my employment with the Company is terminated, for any reason, I will not, directly or indirectly, (i) compete with the Company in the region and/or cities in which I am responsible for conducting business for the Company on the date of the termination of my employment with the Company, or (ii) participate in the ownership, management, operation, financing, or control of, or be employed by or consult for, or otherwise render services to, any person, corporation, firm, or other entity that is engaged in the Business of the Company in the region and/or cities in which I am responsible for conducting business for the Company on the date of termination of my employment with the Company. Notwithstanding the foregoing, I am permitted to own up to 5% of any class of securities of any corporation that is traded on a national securities exchange or through Nasdaq.

7.4 During the term of my employment and for a period of one (1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary, nor will I solicit the employment services of any former employee of the Company or any subsidiary of the Company whose employment has been terminated for less than six (6) months.

7.5 For a period of one (1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, take away or attempt to take away, solicit or attempt to solicit, contact, call upon, communicate with, or attempt to communicate with, any Customer of the Company. For purposes of this section, the term “Customer” shall mean those persons, companies or business entities (i) that the Company sells goods or services to at the time of my separation from employment; or (ii) are past or potential customers of the Company that I had contact with or performed services for during my employment with the Company.

8. No Improper Use of Materials

I understand that I shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with my employment with the Company. During my employment by the Company, I will not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

9. No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any other employer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10. Return of Company Documents.

When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third

Party Information, or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11. Legal and Equitable Remedies.

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Authorization to Notify New Employer.

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

13. Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

14. General Provisions.

14.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

14.2 Exclusive Forum. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Travis County, Texas.

14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supercedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the

I HAVE READ THIS CONFIDENTIALITY, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

This Agreement shall be effective as of the first day of my employment with the Company, namely:             , 200  .

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL AND PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, AND PROHIBITS ME FROM COMPETING WITH THE COMPANY AND/OR FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

Dated: February 12, 2010	/s/ Todd A. Everett
Signature of Employee

Todd A. Everett
Print Name of Employee

11517 Hollister Dr., Austin, TX 78739
Address

ACCEPTED AND AGREED TO:

Newgistics, Inc.

By:	/s/Suzin Barnes
Name:	Suzin Barnes
Title:	Director, HR

INVENTION DISCLOSURE

Invention Disclosure #

Inventors:	1.

2.

3.

Title of Invention:

Problem solved by invention:

Invention Description:

Add additional signed, dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company? Yes      No

Inventor Signature:	Date: